Exhibit 99-1

                                    FORM 11-K

             FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
               AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(Mark One)
[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal years ended                                 December 31, 1997

[  ]  TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES
      EXCHANGE ACT OF 1934 [ NO FEE REQUIRED]

For the transition period from                to

Commission file number

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                           CENTRAL MAINE POWER COMPANY
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
                             FOR NON-UNION EMPLOYEES

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                           CENTRAL MAINE POWER COMPANY
                                 83 EDISON DRIVE
                              AUGUSTA, MAINE 04336

                                                     Central Maine Power Company
                                                           Form 11-K - Year 1997

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                              REQUIRED INFORMATION


The following financial statements shall be furnished for the plan:

                                                                    Page No.
(a) Financial Statements

    Report of Independent Public Accountants                          F-1

    Statements of Net Asset Available for Benefits                    F-2

    Statement of Changes in Net Assets Available for Benefits       F-3, F-4

    Notes to Financial Statements                               F-5 through F-12

    Supplemental Schedules:
         I   - Item 27a Schedule of Assets Held for Investment  S-1 through S-3
               Purposes at December 31, 1997
        II   - Item 27d Schedule of Reportable Transactions for       S-4
               the Year Ended December 31, 1997

(b) Exhibits

    Consent of Independent Public Accountants                         E-1

    Signature                                                         E-2

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Central Maine Power Company:

We have audited the accompanying statements of net assets available for benefits of the Central Maine Power Company Employee Savings and Investment Plan for Non-union Employees as of December 31, 1997 and 1996, and the related statement of changes in net assets available for benefits for the year ended December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees as of December 31, 1997 and 1996, and the changes in net assets available for benefits for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

                                                     COOPERS & LYBRAND L.L.P.

Portland, Maine
June 12, 1998

                                                     Central Maine Power Company
                                                           Form 11-K - Year 1997

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                 Statements of Net Assets Available for Benefits



                                                          As of December 31,
                                                        1997             1996

Assets:
   Investments at Fair Value:
      Retirement Government Money Market Portfolio $  3,949,810    $  2,750,941
      Fidelity Balanced Fund .....................    5,733,860       4,061,299
      Fidelity Magellan Fund .....................   16,826,481      11,798,410
      Spartan U.S. Equity Index Fund .............   20,974,999      12,601,965
      Fixed Income Contract Portfolio ............    4,110,837       7,894,044
      Fidelity Intermediate Bond Fund ............      504,919         335,442
      Asset Manager Income Fund ..................      547,520         842,100
      Asset Manager Fund .........................    1,816,880       1,453,144
      Asset Manager Growth Fund ..................    4,044,483       2,247,616
      Central Maine Power Company Stock Fund .....    8,779,974       7,749,641
      Loans Due from Participants ................    1,637,343       1,579,071
                                                      ---------       ---------

         Total Investments .......................   68,927,106      53,313,673

Receivables:
      Dividends on Company Stock .................      120,602         140,405
      Accrued Interest ...........................        5,951            -
                                                          -----         -------

         Total Receivables .......................      126,553         140,405

         Total Assets ............................   69,053,659      53,454,078
                                                     ----------      ----------

Liabilities:
      Accounts payable ...........................     (369,423)           -
                                                       --------      ----------


         Total Liabilities .......................     (369,423)           -
                                                       --------      ----------


Net Assets Available for Benefits                  $ 68,684,236     $53,454,078
                                                   ============     ===========

The accompanying notes are an integral part of these financial statements.


                                                                 Central Maine Power Company
                                                            Employee Savings and Investment Plan
                                                                   For Non-Union Employees

                                                  Statement of Changes in Net Assets Available for Benefits
                                                            For the Year Ended December 31, 1997

                                       Retirement                                               Fixed
                                       Government     Fidelity     Fidelity    Spartan U.S.     Income     Fidelity
                                      Money Market    Balanced     Magellan    Equity Index    Contract  Intermediate
                                       Portfolio        Fund         Fund          Fund       Portfolio   Bond Fund      Subtotal
Additions:
    Investment Income
      Net Appreciation
        on Fair Market Value         $      -        $ 355,365   $ 2,255,650   $ 4,361,420        $ -       $ 1,229     $ 6,973,664
      Dividend on Company Stock             -             -             -             -             -          -             -
      Interest and Dividends             466,819       693,451     1,046,594       443,427       417,980     24,346       3,092,617
      Interest on Loans                   11,859        11,773        43,328        26,505          (684)     1,441          94,222
    Contributions
      Participants'                      232,408       425,434     1,095,669       954,157             -     38,540       2,746,208
      Employer's                            -             -             -             -             -          -
    Other                                130,231        58,996       152,603       104,018         7,180     38,146         491,174
                                    -----------------------------------------------------------------------------------------------
         Total Additions                 841,317     1,545,019     4,593,844     5,889,527       424,476    103,702      13,397,885
Deductions:
    Benefits Paid to participants     (1,018,793)     (139,975)     (860,538)     (799,018)     (712,665)    (7,312)     (3,538,301)
    Loan Repayments                       89,633        87,828       268,213       213,601           683      8,335         668,293
    Loan Withdrawals                     (82,614)      (97,925)     (264,707)     (199,796)      (61,976)    (4,957)       (711,975)
    Other                                      -             -             -             -      (116,030)         -        (116,030)
                                    -----------------------------------------------------------------------------------------------
      Net Increase Prior to Transfer    (170,457)    1,394,947     3,736,812     5,104,314      (465,512)    99,768       9,699,872

Interplan Transfers                      (57,849)      121,241       391,691       331,346       183,125      2,828         972,382
Interfund Transfers                    1,427,175       156,373       899,568     2,937,374    (3,500,820)    66,881       1,986,551
                                    -----------------------------------------------------------------------------------------------
      Net Increase (Decrease)          1,198,869     1,672,561     5,028,071     8,373,034    (3,783,207)   169,477      12,658,805

Net Assets Available for Benefits:
      Beginning of Year                2,750,941     4,061,299    11,798,410    12,601,965     7,894,044    335,442      39,442,101
                                    -----------------------------------------------------------------------------------------------

      End of Year                    $ 3,949,810   $ 5,733,860  $ 16,826,481  $ 20,974,999   $ 4,110,837  $ 504,919    $ 52,100,906
                                    ===============================================================================================
(Continued on Page F-4)
The accompanying notes are an integral part of these financial statements.


                                                                 Central Maine Power Company
                                                            Employee Savings and Investment Plan
                                                                   For Non-Union Employees

                                                  Statement of Changes in Net Assets Available for Benefits
                                                            For the Year Ended December 31, 1997

                                          Asset                     Asset      Central
                                         Manager       Asset      Manager    Maine Power      Loans Due
                                          Income      Manager      Growth      Company           from
                                           Fund         Fund        Fund      Stock Fund     Participants    Other      Total
Additions:
    Investment Income
      Net Appreciation
        on Fair Market Value            $ 29,807     $ 181,064     $ 323,360  $ 1,340,837      $   -       $   -     $ 8,848,732
      Dividend on Company Stock             -             -             -         499,215          -        (19,803)     479,412
      Interest and Dividends              37,281       167,555       413,464         -             -           -       3,710,917
      Interest on Loans                    1,250         2,660         7,058        6,954          -           -         112,144
    Contributions
      Participants'                       43,200       142,264       311,399       93,839          -           -       3,336,910
      Employer's                            -             -             -       1,125,068          -           -       1,125,068
    Other                                   -             -             -           9,860          -           -         501,034
                                      ---------------------------------------------------------------------------------------------
         Total Additions                 111,538       493,543     1,055,281    3,075,773          -        (19,803)  18,114,217
Deductions:
    Benefits Paid to participants        (53,741)     (107,659)     (122,674)    (328,287)     (32,088)        -      (4,182,750)
    Loan Repayments                        7,535        15,440        44,596       41,189     (777,053)        -
    Loan Withdrawals                      (1,499)       (8,303)      (18,687)     (41,513)     781,977         -
    Other                                   -             -             -            -          (6,073)        -        (122,103)
                                      ---------------------------------------------------------------------------------------------
      Net Increase Prior to Transfer      63,833       393,021       958,516    2,747,162      (33,237)    (19,803)   13,809,364

Interplan Transfers                       (4,542)        5,875        40,213      315,357       91,509         -       1,420,794
Interfund Transfers                     (353,871)      (35,160)      798,138   (2,395,658)        -            -            -
                                      ---------------------------------------------------------------------------------------------
      Net Increase (Decrease)           (294,580)      363,736     1,796,867      666,861       58,272     (19,803)   15,230,158

Net Assets Available for Benefits:
      Beginning of Year                  842,100     1,453,144     2,247,616    7,749,641    1,579,071     140,405    53,454,078
                                      ---------------------------------------------------------------------------------------------

      End of Year                      $ 547,520   $ 1,816,880   $ 4,044,483  $ 8,416,502  $ 1,637,343   $ 120,602  $ 68,684,236
                                      =============================================================================================
The accompanying notes are an integral part of these financial statements.


                                                     Central Maine Power Company
                                                           Form 11-K - Year 1997

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                          Notes to Financial Statements
                                December 31, 1997

1.     Description of the Plan

       The Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees ("the Plan" or "the Non-Union Plan") was adopted by the Board of Directors of Central Maine Power Company ("the Company") on February 19, 1981. Certain pertinent features of the Plan, as amended, are discussed below.

       a.     Eligibility of Participants

              Each employee of the Company, and of The Union Water-Power Company, MaineCom, Telesmart, CMP International Consultants and Aroostook Valley Electric Company, its wholly-owned subsidiaries, who is not in a unit of employees covered by a collective bargaining agreement is eligible to join the Plan after completing one year of service during which the employee has worked at least 1,000 hours.

       b.     Elective Contributions by Participants

              Each participant elects a salary reduction percentage to be contributed by the Company on their behalf. Participants may elect to have the Company contribute from 2% to 15% (in multiples of 1%) of their basic compensation to the Plan through a salary reduction agreement.

       c.     Matching Contributions by the Company

               The Company and its subsidiaries contribute to the Plan an amount equal to 60% of the first 5% of the salary reduction amount contributed on behalf of each participant, provided, however, that the total contribution that the Company is obligated to make for any year does not exceed the maximum amount deductible from the Company's gross income under applicable provisions of the Internal Revenue Code. In 1997 these provisions limited the annual employee contribution excluded from taxable income to the lesser of 25% of total compensation or approximately $9,500. Employee contributions for employees who are defined as "highly compensated" by the Internal Revenue Service may be further limited in order to pass nondiscrimination tests. The Company's matching contribution is made coincident with each payroll cycle during the year and shall be paid in full as of the date the Company files its federal income tax return for that year.

       d.     Vesting

              Participants are 100% vested in their account balances. Each participant's account consists of their contributions and any rollover money, the matching Company contribution and any net earnings thereon.

       e.     Investment Options

              All contributions made under the Plan are subject to a master trust that also contains the assets of two other savings and investment plans of the Company and its affiliated companies. At December 31, 1997, the Plan's interest in investments in the master trust was approximately 68%. Contributions are invested by the Trustee, based upon participant election, in one or more of ten funds. Those assets which consist of shares of a registered investment entity are invested directly into a participant account, which is credited periodically to reflect the earnings thereon. Those assets invested in the Central Maine Power Company Stock Fund are commingled with the assets of additional savings and investment plans of the Company and its affiliated companies. The earnings related to the Central Maine Power Company Stock Fund are allocated prorata between the two plans based on market value. Contributions to all Funds may be invested temporarily in short-term investments prior to the purchase of the primary Fund securities.

              The Funds consist of:

              Retirement Government Money Market Portfolio - An income fund comprised of short-term, high-quality debt obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

              Fidelity   Balanced  Fund  -  A  diversified  fund  comprised  of
              high-yielding securities, including common stocks and bonds.

              Fidelity Magellan Fund - A fund comprised primarily of common stock and securities convertible into common stock seeking capital appreciation.

              Spartan U.S. Equity Index Fund - A fund comprised of common stock which attempts to duplicate the composition of the Standard & Poor's Daily Stock Price Index of 500 Common Stocks during the current year. The fund presents a passive approach for investing in a diversified portfolio of common stocks.

              Fixed Income Contract Portfolio - A fixed-income fund comprised of investments yielding a fixed rate of return, as selected by the Trustee, issued mainly by insurance companies and banks. This fund was closed to new investments effective May 1, 1996 and will cease to exist as of December 31, 1998.

       e.     Investment Options (continued)

              Fidelity Intermediate Bond Fund - A fund that seeks high current income by investing in domestic and foreign investment-grade securities with intermediate maturities and good credit quality. This fund was eliminated as of February 1, 1998.

              Asset Manager Income Fund - A fund emphasizing investment in bonds and short-term instruments for income and price stability, but allows some investment in stocks for their potential to grow and keep pace with inflation. This fund was eliminated as of February 1, 1998.

              Asset Manager Fund - A fund allocating its assets among and across domestic and foreign stocks, bonds and short-term instruments of U.S. and foreign issuers, including those in emerging markets. This fund was eliminated as of February 1, 1998.

              Asset Manager Growth Fund - This fund seeks to maximize a total return over the long term; the Fund allocates its assets among three principal asset classes: stocks, bonds and short-term instruments. However, it may invest in many types of domestic and foreign securities.

              Central Maine Power Company Stock Fund - A fund comprised of the common shares of the Company.

              The following funds have been added and may receive either transfers from other funds or new contributions as of January 1, 1998:

              Fidelity Diversified International - This fund invests primarily in stocks of companies located outside the U.S. that are included in the Morgan Stanley EAFA Index. Seeks stocks that are undervalued compared to industry norms in their countries.

              Invesco Total Return - This fund seeks to achieve a high total return on investment through capital appreciation and current income by investing in a combination of equity securities
              (consisting of common stocks and, to a lesser degree, securities convertible into common stock) and fixed income securities.

              Vanguard PRIMECAP - This is an open-end diversified investment that seeks to provide long-term growth of capital by investing principally in common stocks.

       e.     Investment Options (continued)

              PIMCO Total Return Bond Fund - This fund is an open-end management investment company consisting of twenty-four separate investment portfolios. Each fund has its own investment objectives and policies.

              MAS Value Fund - This is a no-load mutual fund consisting of twenty-six portfolios. This fund also offers Institutional Class Shares and Investment Class Shares.

              Neuberger & Berman Genesis - The investment objective of this fund is to seek capital appreciation. This fund invests primarily in common stock of companies with small market capitalizations.

              Upon enrollment, participants elect the Fund or Funds in which to invest their contributions. The percentage of such contributions invested in a particular Fund must be a multiple of 1%. Participants may change the investment of their future contributions (in multiples of 1% of such contributions) or transfer a portion from one Fund to another. Changes and transfers may be made at any time.

              All Company contributions are initially invested in the Central Maine Power Company Stock Fund. Dividends, interest and other distributions received on the assets held in each Fund shall be reinvested in the respective Fund. Participants may transfer all or a portion of the Company contributions made on their behalf out of the CMP Company Stock Fund.

       f.     Withdrawals and Distributions

              A participant may elect to make a regular withdrawal of up to 100% of the value of their contributions made prior to July 1, 1983, and earnings thereon, (but not less than $500 unless the value of such participant's contributions and earnings thereon total less than $500, in which case such total may be withdrawn) after approval by the Employee Savings and Investment Plan Committee. Only one regular withdrawal may be made in any year.

              Withdrawals with respect to contributions made subsequent to July 1, 1983 may be made only for reasons of hardship. With the consent of the Company's Employee Savings and Investment Plan Committee, a participant may elect to make a hardship withdrawal, as determined in accordance with the Plan provisions, of up to 100% their account.

       f.     Withdrawals and Distributions (continued)

              Distributions from the Funds occurring as a result of termination of employment, death, retirement or permanent disability are made no later than 60 days after the end of the Plan year, unless under certain circumstances retiring or disabled participants elect otherwise.

       g.     Participant Loans

              Participants may, in general, borrow in the aggregate not more than 50% of their account balances, subject to a maximum loan of $50,000. Loans bear interest at a rate equal to the current rate of interest being charged by the Central Maine Power Company Employees Federal Credit Union for loans secured by share account balances. Interest rates on loans outstanding at year end range from 7.25% to 14.28%. The maximum term of the loans is generally five years, with borrowed funds being repaid through payroll deductions.

       h.     Expenses

               All expenses of administration of the Plan, including Trustee's and record keeper's fees, are paid by Central Maine Power Company.

2.     Summary of Significant Accounting Policies

       a.     Basis of Accounting

               The financial statements of the Plan are prepared under the accrual method of accounting.

       b.     Use of Estimates

              The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make significant estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

       c.     Risks and Uncertainties

              The Plan provides for various investment options in any combination of stocks, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

       d.     Investment Valuation and Income Recognition

              The Plan's investments are stated at fair value. The investment contracts are valued at contract value (Note 3) which approximates fair value. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year end. Participant loans are valued at cost, which approximates fair value.

              Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

3.     Investment Contracts with Insurance Companies

       Executive Life

       At December 31, 1997, Fidelity held a fixed income contract with Executive Life Insurance Company ("Executive Life") with a contract value of approximately $14,000. The Non-Union Plan holds approximately $10,000 of the Executive Life contract.

       On April 11, 1991, the State of California insurance regulators placed Executive Life under conservatorship. Under the terms of the modified rehabilitation plan, contract holders were given a choice to either opt-in or opt-out of a 5-year fixed income contract with Aurora National Life Assurance Company, the successor to Executive Life. After review of all the relevant facts and the advice of an insurance research and consulting firm, the Company selected the opt-out approach.

       On October 26, 1995 the Plan received a distribution of $1.9 million or 87.5% of the original frozen assets. On May 27, 1996 the Plan received a second distribution of $110 thousand or 4.8%, bringing the total to 92.3%. A third distribution of 6.9% was received on May 8, 1997 bringing the total recovery to 99.2% of the original contract. Further distributions are expected as conditions for liquidating assets improve. Full recovery of the original investment is expected. It was expected that along with resolution of the rehabilitation proceedings, this settlement would result in greater than 100% recovery of the original Executive Life contract.

       Effective July 31, 1997, the terms and conditions of a confidential agreement between CMP and State Street Bank were met. With the receipt of $379,501 from State Street Bank on August 20, 1997, participants with Executive Life holdings have now received 115.1% of the original contract value.

       Requests from Plan participants for payments or transfers of funds from the Fixed Income Fund will continue to be processed, but the shares associated with the remaining Executive Life contract continue to be temporarily frozen.

4.     Related Party Transactions

       Certain Plan investment options are shares of mutual funds managed by the Trustee and Company common stock. Therefore, these transactions qualify as party-in-interest transactions.

5.     Investments

       The following investments represent 5% or more of the total net assets available for plan benefits at December 31, 1997:

                               Description                        Amount

       Retirement Government Money Market Portfolio            $ 3,949,810
       Fidelity Balanced Fund* .............................     5,733,860
       Fidelity Magellan Fund* .............................    16,826,481
       Spartan U.S. Equity Index Fund* .....................    20,974,999
       Fidelity Short-term Investment Fund* (A) ............     3,556,016
       Asset Manager Growth Fund* ..........................     4,044,483
       Central Maine Power Company Stock Fund* .............     8,779,974

       *Represents a party-in-interest to the Plan.

       (A) Represents a portion of investment included in Fixed Income Contract Portfolio.

6.     Plan Termination

       Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

7.     Federal Income Taxes

       The Internal Revenue Service (IRS) has issued a favorable determination letter with respect to the Plan's tax-exempt status under Sections 401(a) and 401(k) of the Internal Revenue Code. Therefore, no income taxes have been provided for in the accompanying financial statements.

       Elective contributions to the Plan made by the Company on behalf of employees are not subject to federal income taxes currently, as long as these contributions are below the maximum level derived in accordance with Section 401(k) regulations. Contributions and earnings thereon will, in general, be taxable upon distribution, although rules providing for additional deferral may apply with respect to certain distributions of Company stock.

       The Internal Revenue Service has determined and informed the Company sponsor by letter dated February 10, 1995, that the Plan is qualified and the related trust established under the Plan is tax-exempt, under the applicable sections of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

8.     Differences with Form 5500

       Differences between the information contained in the financial statements and Form 5500 are primarily related to differences in classification. The Form 5500 does not provide the detailed information of balances or earnings related to assets held in the master trust.

                                                     Central Maine Power Company
                                                           Form 11-K - Year 1997
                                                                      Schedule I
                                                                     Page 1 of 3

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                           For Non-Union Employees (B)

           Item 27a - Schedule of Assets Held for Investment Purposes
                              At December 31, 1997

                                                                                         Market/
                             Name of Issuer                                             Contract
     Fund                  and Title of Issue                 Units (A)      Cost         Value

Retirement Government Money Market Fund ................     5,596,133   $ 5,596,133   $ 5,596,133
Fidelity Balanced Fund* ................................       552,364     7,601,068     8,434,601
Fidelity Magellan Fund* ................................       261,680    20,999,553    24,930,263
Spartan U.S. Equity Index Fund* ........................       842,854    19,322,212    29,483,035
Fidelity Intermediate Bond Fund* .......................        62,508       632,011       635,706
Asset Manager Income Fund* .............................        68,997       803,478       840,377
Asset Manager Fund* ....................................       146,263     2,398,000     2,683,924
Asset Manager Growth Fund* .............................       321,551     5,416,223     5,942,261

Fixed Income
         Sun Life Insurance of America (1994 Contracts)
           Contract rate 7.50%
           Maturity date 12/31/98 ......................       786,516       786,516       786,516
         Executive Life Insurance Company (1989 Contract)
         Maturity date 12/31/93
         (See Note 3 to Financial Statements) ..........        13,704        13,704        13,704
         Fidelity-Short-term Investment Fund (at par
         value)*
           Contract rate 5.63% .........................     5,132,619     5,132,619     5,132,619
                                                                         -----------   -----------
           Total Fixed Income Fund                                       $ 5,932,839   $ 5,932,839

*Parties in interest to the plan.

                                                     Central Maine Power Company
                                                           Form 11-K - Year 1997
                                                                      Schedule I
                                                                     Page 2 of 3

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                           For Non-Union Employees (B)

           Item 27a - Schedule of Assets Held for Investment Purposes
                              At December 31, 1997

                                                                                                          Market/
                               Name of Issuer                                                            Contract
      Fund                   and Title of Issue                              Units (A)       Cost          Value

Central Maine Power Company Stock

Central Maine Power Company Stock
  Shares* .............................................................        864,085   $ 11,371,187   $ 13,178,336
Fidelity U.S. Government Reserve Pool (at par
value)* ...............................................................        927,688        927,688        927,688
                                                                                         ------------   ------------
  Total CMP Stock Fund ................................................                    12,298,875     14,106,024

  Total  Investments All Funds  Participant Loans (interest rates range from 7.25% to 14.28%, maturity dates are generally within
  5 years.) ...........................................................                     2,769,361      2,769,361
                                                                                         ------------   ------------
  Grand Total .........................................................                  $ 83,769,753   $101,354,524

*Parties in interest to the plan.

                                                     Central Maine Power Company
                                                           Form 11-K - Year 1997
                                                                      Schedule I
                                                                     Page 3 of 3

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                        Notes to Schedule I - Investments

 (A) "Units," except for shares of Company stock, indicates each Fund's share of the total units associated with pooled funds, which are accumulations of investments from numerous entities, including the Plan.

 (B) The investments of the Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees are commingled in a master trust with the investments of one other employee savings and investment plan maintained by the Company and its affiliates. Schedule I presents the consolidated investments of both plans. This Plan's share of the pooled investments is as follows:

                                                                 Market/Contract
                                                 Cost                   Value

Retirement Government Money Market Portfolio    $3,949,810            $3,949,810
Fidelity Balanced Fund*                          5,173,247             5,733,860
Fidelity Magellan Fund*                         14,179,003            16,826,481
Spartan U.S. Equity Index Fund*                 13,820,999            20,974,999
Fixed Income Contract Portfolio                  4,110,837             4,110,837
Fidelity Intermediate Bond Fund*                   502,373               504,919
Asset Manager Income Fund*                         524,124               547,520
Asset Manager Fund*                              1,612,582             1,816,880
Asset Manager Growth Fund*                       3,673,759             4,044,483
Central Maine Power Company Stock*               7,077,737             8,779,974
Loans Due from Participants                      1,637,343             1,637,343


*Parties in interest to the plan.

                                                  Central Maine Power Company
                                               Employee Savings and Investment Plan

                                                     For Non-Union Employees

                                          Items 27d Schedule of Reportable Transactions
                                               For the Year Ended December 31, 1997

                                      No. of                       No. of                      Current
                                      Trans.        Purchase       Trans.      Selling         Cost of           Net
            Description of Asset     Purchased       Price          Sold        Price           Asset        Gain/(Loss)


Retirement Government Money
  Market Portfolio                       239      $34,032,064        209    $32,775,346   $32,775,346    $      -

Fidelity Balanced Fund*                  172        2,122,270         96        926,315       844,993         81,322

Fidelity Magellan Fund*                  214        4,948,066        119      2,567,335     2,298,562        268,773

Spartan U.S. Equity Index Fund*          235       12,721,321        134      9,041,053     8,358,328        682,725

Fidelity Short-term Investment Fund*
  (Schedule I)                            25        2,538,914        191      3,958,475      3,958,475          -

Fidelity Intermediate Bond Fund*         105        1,684,287         33      1,518,866      1,522,209        (3,343)

Asset Manager Growth Fund*               171        2,250,408         61        817,114        738,319        78,795

Central Maine Power Company
  Stock Fund
            CMP Common Stock*            244       12,668,856        233     14,240,053     15,166,569      (926,516)

            Fidelity U.S. Government
              Reserve Pool*              244       22,267,337        233     21,408,151     21,408,151          -

* Parties in interest to the plan

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         As   independent   public   accountants,   we  hereby  consent  to  the
incorporation of our report, included in this Form 11-K, into the Company's previously filed Registration Statement on Form S-8 (File No. 33-44754).



                                                     COOPERS & LYBRAND L.L.P.

Portland, Maine
June 29, 1998

                                                     Central Maine Power Company
                                                           Form 11-K - Year 1997

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustee (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    Central Maine Power Company Employee Savings
                                     and Investment Plan for Non-Union Employees
                                                                  (Name of Plan)



                                    /s/D. E. Marsh
                                    D. E. Marsh, Chief Financial Officer,
                                    Member, Employee Savings and Investment Plan
                                    Committee, Central Maine Power Company

Date:  June 29, 1998